Snap One Appoints Tom Hendrickson to Board of Directors

Hendrickson Brings Additional Executive Experience and Financial Expertise to Snap One

CHARLOTTE, N.C. — May 24, 2022 — Snap One Holdings Corp. (Nasdaq: SNPO) (“Snap One” or the “Company”), a provider of smart living products, services, and software to professional integrators, has appointed Tom Hendrickson as an independent director on its Board of Directors, effective May 23, 2022. Hendrickson will serve as the Chair of the Company’s Audit & Risk Management Committee.

Tom Hendrickson is an accomplished executive and financial expert with more than 30 years of experience leading high-growth, consumer-focused public companies. Prior to his retirement in 2014, he served as the Executive Vice President, Chief Financial Officer, and Chief Administrative Officer of The Sports Authority, managing all financial responsibilities for approximately five hundred stores and serving as one of the company’s two executives on its Board of Directors.

Previously, Hendrickson was the Chief Financial Officer at Sportmart, where he oversaw all financial responsibilities of the company including capital markets initiatives, investor relations, treasury, mergers and acquisitions, strategic planning, budgeting, logistics, and asset protection. He was also the former Vice President Controller of Zondervans and the Divisional Vice President Controller of Miller’s Outpost.

Hendrickson currently serves on the board of O’Reilly Auto Parts and Ollie’s Bargain Outlets, where he is Chair of the Audit Committee at each of these companies. Hendrickson graduated with a degree in accounting from Minnesota State University, Mankato, and is a certified public accountant in the state of Minnesota.

“On behalf of the entire leadership team at Snap One, I would like to welcome Tom to our Board of Directors,” said Company Chairman Erik Ragatz. “Tom is a seasoned executive and Board member who brings a wealth of experience to our organization. We are fortunate to be bringing on someone of Tom’s caliber to the Board and look forward to benefitting from his insights and leadership as our new Audit & Risk Management Committee Chair.”

Hendrickson added: “Snap One plays a critical role, working with our professional integrator partners to bring technology solutions to homes and businesses. There is a large and growing demand for integrated technology solutions. With its industry leading products and differentiated levels of service and support, Snap One is well positioned to expand its leadership position in the industry. I look forward to leveraging my background managing several consumer-focused enterprises at the executive and board level to help Snap One continue to scale its infrastructure and execute on the growth opportunity in front of the Company.”

About Snap One
As a leading distributor of smart living technology, Snap One empowers its vast network of professional integrators to deliver entertainment, connectivity, automation, and security solutions to residential and commercial end users worldwide. Snap One distributes an expansive portfolio of proprietary and third-party products through its intuitive online portal and local branch network, blending the benefits of e-commerce with the convenience of same-day pickup. The company provides software, award-winning support, and digital workflow tools to help its integrator partners build thriving and profitable businesses. Additional information about Snap One can be found at snapone.com.

Contacts

Media:

Abigail Hanlon
Director, Marketing Events & Public Relations
Abigail.Hanlon@SnapOne.com

Catherine Adcock
Gateway Public Relations

949-574-3860
IR@SnapOne.com

Investors:

Tom Colton and Matt Glover
Gateway Investor Relations
949-574-3860
IR@SnapOne.com